Exhibit  11 - Computation of Earnings Per Common Share

                              CONGOLEUM CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                Years Ended December 31,
                                          --------------------------------------
Basic Earnings Per Common Share:             1997         1996         1995
--------------------------------             ----         ----         ----

Net income per common and common
   equivalent share                          $6,741     $12,097      $ 9,435
                                            =======     =======      =======

Weighted average common shares
outstanding                                   9,837       9,997       10,000

Net income per common share                 $  0.69     $  1.21      $  0.94
                                            =======     =======      =======

Diluted Earnings Per Common Share:

Net income per common and common
   equivalent share                          $6,741     $12,097      $ 9,435
                                            =======     =======      =======

Weighted average common shares
outstanding                                   9,837       9,997       10,000

Effect of assumed exercise of dilutive
   stock options(1)                               2          10           22
                                            -------     -------      -------

Weighted average common and
   common equivalent shares                   9,839      10,007       10,022

Net income per common and common
   equivalent share                         $  0.69     $  1.21      $  0.94
                                            =======     =======      =======

(1) Computed based on the Treasury Stock method.